Exhibit 10.3

EMPLOYEE BENEFITS AND OTHER EMPLOYMENT

MATTERS ALLOCATION AGREEMENT

by and between

MARRIOTT INTERNATIONAL, INC.

and

MARRIOTT VACATIONS WORLDWIDE CORPORATION

i

ii

EMPLOYEE BENEFITS AND OTHER EMPLOYMENT MATTERS

ALLOCATION AGREEMENT

This EMPLOYEE BENEFITS AND OTHER EMPLOYMENT MATTERS ALLOCATION AGREEMENT (“Agreement”) is made and entered into as of November 5, 2011, by and between MARRIOTT INTERNATIONAL, INC., a Delaware corporation (“MII”) and MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation and, prior to the Distribution, a wholly owned subsidiary of MII (“MVWC”).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement dated as of November 17, 2011, between MII and MVWC (the “Distribution Agreement”) MII will distribute to the Record Holders (as defined in the Distribution Agreement) on a pro rata basis, all the outstanding shares of common stock, of MVWC owned by MII (the “Distribution”); and

WHEREAS, pursuant to the Distribution Agreement, MII and MVWC have agreed to enter into an agreement allocating responsibilities with respect to employee compensation, benefits, labor and certain other employment matters pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MII and MVWC agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions: As used in this Agreement, the following terms shall have the meanings indicated below:

Adjusted MII Stock Option: a 2011 Distribution Award based on a MII Stock Option.

Adjusted MII SAR: a 2011 Distribution Award based on a MII SAR.

Benefit Plans: Plans maintained by MII before the Effective Date.

Code: the Internal Revenue Code of 1986, as amended, or any successor legislation.

Collective Bargaining Agreement: any collective bargaining agreement or other labor agreement to which MII or any of its Subsidiaries was a party on or before the Cut-off Date.

Company Contribution: the contribution by MII and its Subsidiaries to the MII Profit Sharing Plan in accordance with the terms thereof.

Cut-off Date: the date immediately preceding the Effective Date.

Distribution: has the meaning specified in the recitals of this Agreement.

Distribution Agreement: the agreement described in the recitals of this Agreement.

Distribution Date: has the meaning specified in the Distribution Agreement.

Distribution Ratio: has the meaning specified in the Distribution Agreement.

Effective Date: as of 12:01 a.m. on the Saturday before the Distribution Date set forth in the Distribution Agreement.

Employee: with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity.

Employer Subsidy: The amount of the cost of the MII Medical/Dental/Vision Plan for an Employee and the Employee’s eligible family members to participate in the Plan that is paid by MII, a portion of which may be paid by MVWC pursuant to Section 2.05(e).

Employment Claim: any actual or threatened lawsuit, arbitration, ERISA claim, or federal, state, or local judicial or administrative proceeding of whatever kind involving a demand by or on behalf of or relating to an employee or former employee, or by or relating to a collective bargaining agent of employees, or by or relating to any federal, state, or local government agency alleging liability against an employer or against an employee pension, welfare or other benefit plan, or an administrator, trustee or fiduciary thereof.

ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

HMO: any health maintenance organization organized under 42 U.S.C. §300e-9, or a state health maintenance organization statute that provides medical services for Retained Individuals or MVWC Individuals under any Plan.

IRS: the Internal Revenue Service.

MI Shares: MI Share Awards under the MII Stock Plan.

MII: Marriott International, Inc., a Delaware corporation and its Subsidiaries.

MII Common Stock: the Class A common stock, par value $1 per share, of MII after the Effective Date.

MII Deferred Compensation Plan: the Marriott International, Inc. Executive Deferred Compensation Plan that is continued by MII after the Effective Date pursuant to Section 2.03(b).

MII Group Term Life/AD&D/BTA Insurance Plan: the Marriott International, Inc. Group Term Life Insurance Plan, the Marriott International, Inc. Accidental Death & Dismemberment Insurance Plan and the Marriott International, Inc. Business Travel Accident Insurance Plan.

MII Medical/Dental/Vision Plan: the Marriott International, Inc. Medical Plan, the Marriott International, Inc. Dental Plan, the Marriott International, Inc. Vision Plan and the Marriott International, Inc. Health Care Spending Account Plan.

MII Profit Sharing Plan: the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust, as in effect prior to the Effective Date.

MII Qualified Beneficiary: any Retained Employee who becomes a Qualified Beneficiary on or after the Effective Date and any Retained Individual who is or becomes a Qualified Beneficiary as a result of loss in coverage under the MII Medical/Dental/Vision Plan.

MII Retained Business: has the meaning set forth in the Distribution Agreement.

MII SAR: an unexercised, vested or unvested stock-settled stock appreciation right issued under the MII Stock Plan which is outstanding immediately prior to the Distribution.

MII Stock Award: an award of restricted shares, deferred bonus stock, a deferred stock agreement or MI Shares under the MII Stock Plan.

MII Stock Option: an unexercised, vested or unvested nonqualified stock option to purchase MII Common Stock issued under the MII Stock Plan which is outstanding immediately prior to the Distribution.

MII Stock Plan: the Marriott International, Inc. Stock and Cash Incentive Plan as maintained by MII prior to the Effective Date.

MII Terminee: any individual formerly employed by MII or any Subsidiary of MII (including MVWC) who terminated such employment prior to the Effective Date.

MVWC: has the meaning set forth in the heading hereto.

MVWC Business: has the meaning specified in the Distribution Agreement.

MVWC Common Stock: the common stock of MVWC.

MVWC Employee: has the meaning set forth in Section 2.01 hereof.

MVWC Group: has the meaning specified in the Distribution Agreement.

MVWC Group Term Life/AD&D/BTA Insurance Plan: The Marriott Vacations Worldwide Corporation Group Term Life Insurance Plan, the Marriott Vacations Worldwide Corporation Accidental Death & Dismemberment Insurance Plan and the Marriott Vacations Worldwide Corporation Business Travel Accident Insurance Plan as established by MVWC in accordance with Section 2.09(b).

MVWC Individual: any individual who (i) is a MVWC Employee, (ii) is, as of the Cut-off Date, a MII Terminee whose last employment with MII or a MVWC Subsidiary was with a MVWC Business, or is a beneficiary of any individual specified in clause (i) or (ii).

MVWC Medical/Dental/Vision Plan: The Marriott Vacations Worldwide Corporation Medical Plan, the Marriott Vacations Worldwide Corporation Dental Plan, the Marriott Vacations Worldwide Corporation Vision Plan and the Marriott Vacations Worldwide Corporation Health Care Spending Account Plan as established by MVWC in accordance with Section 2.05(b).

MVWC 401(k) Plan: the Plan intended to be qualified under Sections 401(a) and 401(k) of the Code, established or designated and maintained by MVWC pursuant to Section 2.02(b).

MVWC Qualified Beneficiary: any MVWC Individual who is or becomes a Qualified Beneficiary on or after 11:59 p.m. November 4, 2011.

MVWC RSUs: MVWC RSU Awards under the MVWC Stock Plan.

MVWC SAR: an unexercised, vested or unvested nonqualified stock-settled stock appreciation right issued under the MVWC Stock Plan.

MVWC Stock Award: an award of restricted shares, deferred bonus stock, a deferred stock agreement or MVWC RSUs under the MVWC Stock Plan.

MVWC Stock Option: an unexercised, vested or unvested nonqualified stock option to purchase MVWC Common Stock issued under the MVWC Stock Plan.

MVWC Stock Plan: the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan to be adopted by MVWC pursuant to Section 2.04(b).

Medical/Dental/Vision Plan: any of the following welfare plans providing health benefits to Employees and their dependents: MII Medical/Dental/Vision Plan; and MVWC Medical/Dental/Vision Plan.

Non-employee Director: any member of the Board of Directors of MII who is not an Employee of MII.

Option: either a MII Option or a MVWC Option.

Plan: any plan, policy, arrangement, contract or agreement providing compensation or benefits for any group of Employees or individual Employee, or the dependents or beneficiaries of any such Employee(s), whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee. The term “Plan” as used in this Agreement does not include any contract, agreement or understanding relating to settlement of actual or potential Employment Claims.

Post-Conversion Stock Price: the closing New York Stock Exchange prices per share of MVWC Common Stock or MII Common Stock, as applicable, on the Distribution Date.

Post-retirement Medical Benefits: means post-retirement benefits under Welfare Plans maintained by MII before the Effective Date.

Pre-Distribution Employee: an Employee who was employed by MII or one of its Subsidiaries as of the Cut-off Date.

Qualified Beneficiary: an individual (or dependent thereof) who either (1) experiences a “qualifying event” (as that term is defined in Code Section 4980B(f)(3) and ERISA Section 603) while a participant in any Medical/Dental/Vision Plan, or (2) becomes a “qualified beneficiary” (as that term is defined in Code Section 4980B(g)(1) and ERISA 607(3)) under any Medical/Dental/Vision Plan.

Retained Employee: has the meaning set forth in Section 2.01 hereof.

Retained Individual: any individual who (i) is a Retained Employee, (ii) is, as of the Cut-off Date, a MII Terminee whose last employment with MII or a Subsidiary of MII was primarily related to a MII Retained Business, or (iii) is a beneficiary of any individual described in clause (i) or (ii).

Retained Subsidiary: a Subsidiary of MII as of the Effective Date.

SAR: either a MII SAR or a MVWC SAR.

Service Credit: the period taken into account under any Plan for purposes of determining length of service or plan participation to satisfy eligibility, vesting, benefit accrual and similar requirements under such Plan.

Spread: the difference between the price of a share of stock and the exercise price of an Option or SAR to purchase that share of stock.

Stock Plan: either the MII Stock Plan or the MVWC Stock Plan.

Subsidiary: has the meaning specified in the Distribution Agreement.

Transaction Agreements: has the meaning specified in the Distribution Agreement.

2011 Distribution Award: has the meaning set forth in Section 2.04(c) hereof.

2011 Plan Year: means the fiscal year of a Plan ending December 31, 2011.

Welfare Plan: any Plan which provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit, including, without limitation, any post-employment benefit.

Section 1.02 Other Terms. Any capitalized terms used herein but not defined herein shall have the meaning set forth in the Distribution Agreement.

Section 1.03 Certain Constructions. References to the singular in this Agreement, or in the Distribution Agreement to the extent terms in this Agreement are defined by reference to the Distribution Agreement, shall refer to the plural and vice-versa and references to the masculine shall refer to the feminine and vice-versa.

Section 1.04 Schedules, Sections. References to a “Schedule” are, unless otherwise specified, to one of the Schedules attached to this Agreement, and references to a “Section” are, unless otherwise specified, to one of the Sections of this Agreement.

Section 1.05 Survival. Obligations described in this Agreement shall remain in full force and effect and shall survive the Effective Date.

ARTICLE II

EMPLOYEE BENEFITS

Section 2.01 Employment.

(a) Allocation of Employees. MII and MVWC shall take all steps necessary or appropriate so that all of the Employees of MII and its Subsidiaries as of the Cut-off Date are allocated between the MII Retained Business and MVWC Business as of the Effective Date in accordance with the principles set forth in paragraphs (i) and (ii) of this Section 2.01(a). In making such allocation of Employees of MII and its Subsidiaries pursuant to this Section 2.01(a), MII and MVWC shall share such information regarding the allocation of Employees as is reasonably requested. An Employee who is (1) allocated to the MII Retained Business and (2) employed by MII or a Retained Subsidiary as of the Effective Date is a “Retained Employee.” An Employee who is (1) allocated to the MVWC Group and (2) employed by MVWC or a MVWC Subsidiary as of the Effective Date is a “MVWC Employee”. All Employees of MII and its Subsidiaries as of the Cut-off Date shall be allocated as either Retained Employees or MVWC Employees on the Effective Date.

(i) In making the allocation provided for in this Section 2.01(a), and subject to paragraph (ii) hereof, MII and MVWC shall allocate each Employee whose employment duties prior to the Effective Date relate exclusively to the MII Retained Business to MII and each Employee whose employment duties prior to the Effective Date relate exclusively to the MVWC Business to the MVWC Group. MII and MVWC shall allocate all other Employees, in a mutually agreeable manner that, to the extent possible, takes into account the Employees’ expertise, experience and existing positions and duties and does not unreasonably disrupt either the MII Retained Business or MVWC Business and maximizes the ability of each of the MII Retained Business and MVWC Business to manage and operate their respective businesses after the Effective Date, taking into account the respective needs of such businesses as established by past practice.

(ii) MII and MVWC each agree that, between the date hereof and the Effective Date, Employees will not be transferred between the MII Retained Business or MVWC Business except as (A) necessary to effect the second sentence of paragraph (i) of this subsection 2.01(a), (B) in the ordinary course of business consistent with past practice or (C) in accordance with the procedures described in the next sentence. MII and MVWC agree that, between the date hereof and the Effective Date, the senior human resources executive of each party will consult with the senior human resources executive of the other party in connection with the transfer of any employee whose duties relate primarily to the MVWC Business or MII Retained Business, as the case may be, and whose supervisor objects to the transfer. Consent by the other party to any such transfer will not be required.

(b) Allocation of Responsibilities as Employer. On the Effective Date, except to the extent retained or assumed by MII under this Agreement or any other agreement relating to the Distribution, MVWC shall retain or assume, as the case may be, responsibility as employer for the MVWC Employees. On the Effective Date, except to the extent retained or assumed by MVWC under this Agreement or any other agreement relating to the Distribution, MII shall retain or assume, as the case may be, responsibility as employer for the Retained Employees. The assumption or retention of responsibility as employer by MII or MVWC described in this Section 2.01 shall not, of itself, constitute a severance or a termination of employment under any Plan of severance maintained by MII or MVWC.

(c) Service Credits. In connection with the Distribution and for purposes of determining Service Credits (but excluding accrual of benefits other than vacation, sick leave, health and welfare benefits, eligibility for Club 25 or Quarter Century Club associate discount programs or severance) under any Plans, MII shall credit each Retained Employee and MVWC shall credit each MVWC Employee with such Employee’s Service Credits and current hire date as reflected in MII’s human resources system records as of the Cut-off Date. Such Service Credits and hire date shall continue to be maintained as described herein for as long as the Employee does not terminate employment.

(d) Transfer of Employees Following the Effective Date. For a period of ninety (90) days following the Effective Date, in the case of a transfer of a Pre-Distribution Employee from the MVWC Group to MII or from MII to the MVWC Group, (i) the transferee employer will recognize the most recent hire date of such Employee prior to the Distribution with MII or one of its Subsidiaries for purposes of Service Credits with the transferee employer, including toward any waiting period under any Plan; (ii) such Employee will be given credit under the transferee employer’s Medical/Dental/Vision Plan toward any deductible or out-of-pocket maximum for amounts paid while employed by the transferor employer; and (iii) the transferee employer shall provide the Employee with the same balance of vested and unvested vacation and sick leave hours as had been accrued by the transferor employer through the date of transfer from the transferor employer; provided that the transferor employer shall promptly notify the transferee employer in writing of the occurrence of any such termination subject to the provisions of this Section 2.01(d)(iii), and shall make a payment to such transferee employer within thirty (30) days of the aforesaid termination date from the transferor employer in an amount equal to the value of the transferring employee’s vested and unvested balance of vacation leave accrued by the transferor employer through such termination date with such transferor employer, based on the employee’s final rate of pay with the transferor employer.

Section 2.02 Retirement Plans.

(a) MII Profit Sharing Plan. Effective as of the Effective Date, MII shall retain sponsorship of the MII Profit Sharing Plan. MVWC Employees shall cease contributions to the MII Profit Sharing Plan with respect to pay earned on or after November 5, 2011.

(b) MVWC 401(k) Plan. Effective as of November 5, 2011, MVWC shall take, or cause to be taken, or have taken, all action necessary and appropriate to establish and administer a Plan to be referred to herein as the MVWC 401(k) Plan. After the Distribution, MVWC shall retain all assets and liabilities of the MVWC 401(k) Plan. Effective as of November 5, 2011, all MVWC Employees who, immediately prior to such date, were participants in or otherwise eligible to participate in the MII Profit Sharing Plan shall be eligible to participate in the MVWC 401(k) Plan with respect to pay earned on or after November 5, 2011. The MVWC 401(k) Plan shall be intended to qualify for tax-favored treatment under Sections 401(a) and 401(k) of the Code and to be in compliance with the applicable requirements of ERISA.

(c) Company Contribution. MVWC Employees who made elective deferrals or after-tax contributions to the MII Profit Sharing Plan for the period of the 2011 calendar year preceding November 5, 2011, shall be eligible for a Company Contribution for the 2011 Plan Year based on contributions made to the MII Profit Sharing Plan and compensation during such period, notwithstanding the fact that they are not employed by MII as of the last day of the 2011 Plan Year and such contributions should be made no later than March 31, 2012.

(d) Rollovers from MII Profit Sharing Plan to MVWC 401(k) Plan. Effective as of the Distribution Date, the MVWC 401(k) Plan will accept rollovers from the MII Profit Sharing Plan provided participants comply with the procedures specified by both Plans.

Section 2.03 Deferred Compensation Plans.

(a) MII Deferred Compensation Plan. Effective as of the Effective Date, MII shall retain sponsorship of the MII Deferred Compensation Plan. MII shall be responsible for payment of all liabilities and obligations of MII accrued under the MII Deferred Compensation Plan, regardless of when such payment becomes due, including, but not limited to, liabilities to MVWC Employees pursuant to participation in the MII Deferred Compensation Plan for periods prior to the Cut-off Date, along with notional earnings required to be credited to account balances included therein in accordance with the terms of the MII Deferred Compensation Plan. Nothing herein shall limit MII’s ability to terminate the MII Deferred Compensation Plan at any time and make immediate distributions of all accounts.

(b) Liability for Distributions to MVWC Employees. Following the Effective Date, in the case of distributions by MII to participants in the MII Deferred Compensation Plan who are or were MVWC Employees on the Cut-off Date (or on any date during the 90-day period described in Section 2.01(d)), MVWC shall be responsible for paying MII the amount of such distributions within thirty (30) days of receipt of an invoice from MII detailing the amount of such distributions.

(c) Sharing of Information. Within thirty (30) days following the Effective Date, MII will submit to MVWC a listing of all MVWC Employees who maintain a balance in the MII Deferred Compensation Plan and will provide an updated list one hundred twenty (120) days following the Effective Date. MVWC shall inform MII of MVWC Employees who terminate employment with the MVWC Group and who are or were participants in the MII Deferred

Compensation Plan as of the Cut-off Date (or any date during the 90-day period described in Section 2.01(d)). MVWC acknowledges that receipt of timely information concerning termination of employment of MVWC Employees with accounts under the MII Deferred Compensation Plan is essential to avoid penalties under Code Section 409A and shall indemnify MII for any liability arising by reason of the failure to properly distribute accounts under the MII Deferred Compensation Plan to MVWC Employees due to MVWC’s failure to timely advise MII of a termination of employment. For purposes of this section 2.03(c), information concerning terminations of employment shall include instructions by MVWC regarding which employees shall be subject to the six-month delay on distributions to “specified employees” under Code Section 409A.

Section 2.04 Comprehensive Stock Plans.

(a) MII Stock Plan. Effective as of the Effective Date MII shall continue the MII Stock Plan.

(b) MVWC Stock Plan. As soon as practicable after the date hereof and effective as of the Effective Date, MVWC shall take, or cause to be taken, or have taken, all action necessary and appropriate to adopt and administer the MVWC Stock Plan, and to provide 2011 Distribution Awards for all (i) MVWC Employees, (ii) MII Employees and (iii) MII Terminees, in accordance with Section 2.05(d). All awards under the MVWC Stock Plan will be denominated in MVWC Common Stock.

(c) 2011 Distribution Awards.

(i) MII Stock Award: On the Distribution Date, each Employee and Non-employee Director who is a holder of a MII Stock Award as of the Cut-off Date shall receive as part of the Distribution an award under the MVWC Stock Plan of a number of shares of MVWC Common Stock equal to the number of shares of MII Common Stock subject to the MII Stock Award held by such Employee and Non-employee Director multiplied by the Distribution Ratio, with terms and conditions substantially similar to the terms and conditions applicable to the MII Stock Award. MVWC Stock Awards shall be distributed with fractional shares calculated to the tenth (1/10) of a share.

(ii) MII Stock Options and MII SARs: (A) On the Distribution Date, each Employee and Non-employee Director who is a holder of a MII Stock Option or MII SAR shall have each of the following: (I) an Adjusted MII Stock Option or Adjusted MII SAR under the MII Stock Plan for the same number of shares as under the MII Stock Option or MII SAR and (II) a MVWC Stock Option or MVWC SAR under the MVWC Stock Plan for the number of shares as under the MII Stock Option or MII SAR multiplied by the Distribution Ratio. (B) The Spread on the Adjusted MII Stock Option or Adjusted MII SAR shall equal the Spread on the MII Stock Option or MII SAR before the Distribution multiplied by (I) the Post-Conversion Stock Price of MII Common Stock divided by (II) the sum of (x) the Post-Conversion Stock Price of MII Common Stock and (y) the Post-Conversion Stock Price of MVWC Common Stock

divided by the Distribution Ratio. (C) The exercise price of the Adjusted MII Stock Option or Adjusted MII SAR shall equal the Post-Conversion Stock Price of MII Common Stock minus the Spread on the Adjusted MII Stock Option or Adjusted MII SAR divided by the number of shares subject to the Adjusted MII Stock Option or the Adjusted MII SAR. (D) The Spread on the MVWC Stock Option or MVWC SAR shall equal the Spread on the MII Stock Option or MII SAR before the Distribution multiplied by (I) the Post-Conversion Stock Price of MVWC Common Stock divided by (II) the sum of (x) the Post-Conversion Stock Price of MII Common Stock and (y) the Post-Conversion Stock Price of MVWC Common Stock divided by the Distribution Ratio. (E) The exercise price of the MVWC Stock Option or MVWC SAR shall equal the Post-Conversion Stock Price of MVWC Common Stock minus the Spread on the MVWC Stock Option or MVWC SAR divided by the number of shares subject to the MVWC Stock Option or the MVWC SAR. (F) An Adjusted MII Stock Option, Adjusted MII SAR, MVWC Stock Option or MVWC SAR that is a 2011 Distribution Award shall have terms and conditions substantially similar to the terms and conditions of the MII Stock Option or MII SAR to which it relates under this Section 2.04(c)(ii). (G) All adjustments made pursuant to this Section 2.04(c) shall be effected in a manner such that no award becomes subject to the requirements of Section 409A of the Code.

(d) Service Credit: The 2011 Distribution Awards shall be administered with respect to any provisions relating to continuing employment requirements to give Service Credit for service with the party employing the grantee as of the Cut-off Date (or on any date during the 90-day period described in Section 2.01(d)).

(e) Cooperation. MVWC and MII agree to cooperate in good faith to ensure that each party’s Stock Plan is administered properly, including providing information on the termination of employment of employees who continue to hold stock awards denominated the shares of the other party’s common stock.

Section 2.05 Medical/Dental/Vision Plan.

(a) MII Medical/Dental/Vision Plan. Effective as of November 5, 2011, MII will continue the MII Medical/Dental/Vision Plan. MVWC Employees who were eligible for any MII Medical/Dental/Vision Plan as of November 4, 2011, will be entitled to continue participating in those Plans until December 31, 2011. MVWC Employees who were employed on or before November 4, 2011, but who have not completed their benefits waiting period for the MII Medical/Dental/Vision Plan as of November 4, 2011, shall be eligible to participate in the MII Medical/Dental/Vision Plan as of the date they would have been eligible had they been a Retained Employee, and will be entitled to continue participating in that Plan until December 31, 2011. Any MVWC Employee covered under the MII Medical/Dental/Vision Plan who has a qualifying status change (e.g., birth/adoption of a child, marriage) will be able to make changes to their enrollment based on the event in accordance with the terms of the MII Medical/Dental/Vision Plan. MVWC shall be responsible for paying MII the amount of the Employer Subsidy with respect to participation in the MII Medical/Dental/Vision Plan by MVWC Employees during the period following November 4, 2011 within thirty (30) days of receipt of an invoice from MII detailing the amount of such Employer Subsidy.

(b) Establishment of MVWC Medical/Dental/Vision Plan. Effective as of January 1, 2012, MVWC or one of its Subsidiaries shall take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer the MVWC Medical/Dental/Vision Plan and to provide benefits thereunder for all eligible MVWC Employees who choose to enroll in the plans.

(c) Continuation Coverage.

(i) Subject to Section 2.05(c)(ii), as of the Effective Date, (A) MII or a Retained Subsidiary shall assume or retain and shall be solely responsible for, or cause the MII Medical/Dental/Vision Plan, insurance carriers or HMOs to be responsible for, the continuation coverage requirements imposed by Code Section 4980B and ERISA Sections 601 through 608 (“COBRA”) as they relate to any MII Qualified Beneficiary, and MVWC and the MVWC Subsidiaries shall have no liability or obligation with respect thereto, and (B) MVWC or a MVWC Subsidiary shall assume or retain and shall be solely responsible for, or cause the MVWC Medical/Dental/Vision Plan, its insurance carriers or HMOs to be responsible for, such continuation coverage requirements as they relate to any MVWC Qualified Beneficiary, and MII and the Retained Subsidiaries shall have no liability or obligation with respect thereto.

(ii) Except as provided in Section 2.05(c)(iii), an MVWC Qualified Beneficiary who becomes entitled to continuation coverage by reason of an event that occurs after November 4, 2011 and on or before December 31, 2011, shall be entitled to coverage under the MII Medical/Dental/Vision Plan through December 31, 2011, and thereafter for the remainder of what would have been the required continuation coverage period had such MVWC Qualified Beneficiary had a COBRA qualifying event shall be entitled to coverage under the MVWC Medical/Dental/Vision Plan.

(iii) An MVWC Qualified Beneficiary who becomes entitled to continuation coverage by reason of a separation from service under the MII Severance Plan on or before November 18, 2011, shall be entitled to coverage under the MII Medical/Dental/Vision Plan for the entire COBRA continuation coverage period as a result of that event. If the MVWC Qualified Beneficiary described in the preceding sentence meets the requirements for Retiree Medical Coverage under the MII Medical/Dental/Vision Plan as of November 18, 2011, then the MVWC Qualified Beneficiary will be eligible to participate in Retiree Medical Coverage under the Marriott International, Inc. Plan after the end of the severance period under the MII Severance Plan.

(d) Post-retirement Medical Benefits. Notwithstanding anything herein to the contrary, as of the Effective Date, MII or a Retained Subsidiary shall assume or retain, and shall be solely responsible for, or cause the Marriott International, Inc. Medical Plan, its insurance carriers or HMOs, to be responsible for Post-retirement Medical benefits to which MII Terminees have become entitled as of the Cut-off Date under the Marriott International, Inc. Medical Plan maintained by MII before the Effective Date, and MVWC shall have no liability with respect thereto.

Section 2.06 Short-Term Disability Plan.

(a) MII Short-Term Disability Plan. Effective as of November 5, 2011, MII or a Retained Subsidiary shall continue the MII Short-Term Disability Plan. MVWC Employees shall cease coverage under the MII Short-Term Disability Plan effective 11:59 pm November 4, 2011. In accordance with the terms of the MII Short-Term Disability Plan, coverage will be provided to a MVWC Employee for a payable claim that occurs while the MVWC Employee is covered under the Plan.

(b) Establishment of MVWC Short-Term Disability Plan. Effective as of November 5, 2011, MVWC or a MVWC Subsidiary shall take, or cause to be taken, or have taken, all actions necessary and appropriate to establish, designate or administer a short-term disability plan and to provide benefits thereunder for all eligible MVWC Employees who enroll therein.

Section 2.07 Long-Term Disability Plan.

(a) MII Long-Term Disability Plan. Effective as of November 5, 2011, MII or a Retained Subsidiary shall continue the MII Long-Term Disability Plan. MVWC Employees shall cease coverage under the MII Long-Term Disability Plan effective 11:59 pm November 4, 2011. In accordance with the terms of the MII Long-Term Disability Plan, coverage will be provided to a MVWC Employee for a payable claim that occurs when the MVWC Employee is covered under the Plan.

(b) Establishment of MVWC Long-Term Disability Plan. Effective as of November 5, 2011, MVWC or a MVWC Subsidiary shall take, or cause to be taken, or have taken, all actions necessary and appropriate to establish, designate or administer a long-term disability plan and to provide benefits thereunder for all eligible MVWC Employees who enroll therein.

Section 2.08 Vacation and Sick Pay Liabilities.

(a) Division of Liabilities. Effective on the Effective Date, MVWC shall assume, as to the MVWC Employees, and MII shall retain, as to the Retained Employees, all accrued liabilities (whether vested or unvested, and whether funded or unfunded) for vacation and sick leave in respect of all Employees of MII and its Subsidiaries as of the Cut-off Date. MVWC shall be solely responsible for the payment of such vacation or sick leave to MVWC Individuals after the Cut-off Date, and MII shall be solely responsible for the payment of such vacation or sick leave to Retained Individuals after the Cut-off Date. Each party shall provide to its own Employees on the Effective Date the same vested and unvested balances of vacation and sick leave as credited to such Employee on MII’s payroll system on the Cut-off Date. As of the Effective Date, MII shall continue to accrue vacation and sick leave in respect of each Retained Employee according to the same rate of accrual as accrued in respect of such individual by MII on the Cut-off Date. As of the Effective Date, MVWC shall continue to accrue vacation and sick leave in respect of each MVWC Employee according to the MVWC accrual schedule as communicated per MVWC policy as of the Cut-off Date. The preceding sentence shall not be construed as in any way limiting the right of either MVWC or MII to change its vacation or sick leave plans or policies as it deems appropriate, subject to the application of Section 2.01(d).

Section 2.09 Group Term Life/AD&D/BTA Insurance Plan.

(a) MII Group Term Life Insurance Plan. Effective as of November 5, 2011, MII or a Retained Subsidiary shall continue the MII Group Term Life/AD&D/BTA Insurance Plan. MVWC Employees shall cease coverage under the MII Group Term Life/AD&D/BTA Insurance Plan effective 11:59 pm November 4, 2011.

(b) MVWC Group Term Life Insurance Plan. Effective as of November 5, 2011, MVWC or a MVWC Subsidiary shall take, or cause to be taken, or have taken, all actions necessary and appropriate to establish, designate or administer the MVWC Group Term Life/AD&D/BTA Insurance Plan and to provide benefits thereunder for all eligible MVWC Employees who enroll therein.

Section 2.10 Severance Pay Plan.

(a) Effective as of the Effective Date, MII or a Retained Subsidiary shall continue the MII Severance Plan.

(b) Effective as of the Effective Date, MVWC or a MVWC Subsidiary shall take, or cause to be taken, or have taken, all actions necessary and appropriate to establish, designate or administer a severance plan for eligible MVWC Employees.

(c) Employees of the MVWC Business who become entitled to benefits under the MII Severance Plan for terminations of employment occurring on or before the Cut-off Date shall be entitled to continue to receive such benefits in accordance with the terms of the MII Severance Plan. MVWC shall be responsible for paying MII the amount of the cost of benefits for such participants under the MII Severance Plan within thirty (30) days of receipt of an invoice from MII detailing the amount of such costs.

Section 2.11 Dependent Care Spending Account Plan. Effective November 5, 2011, MVWC Employees will cease to contribute to the Marriott International, Inc. Dependent Care Spending Account Plan; provided, however, that MVWC Employees may continue to make claims for eligible expenses incurred through November 4, 2011, in accordance with the terms of the Plan.

Section 2.12 Other Plans. Except as otherwise expressly provided herein, MII shall retain all liabilities under all Plans to the extent relating to Retained Individuals or maintained by a Retained Subsidiary, and MVWC shall be responsible for all liabilities under all Plans to the extent relating to MVWC Individuals or maintained by a MVWC Subsidiary.

Section 2.13 Preservation of Right To Amend or Terminate Plans. Except as otherwise expressly provided in Article II, no provisions of this Agreement, including, without limitation, the agreement of MII or MVWC, or any Retained Subsidiary or MVWC Subsidiary, to make a contribution or payment to or under any Plan herein referred to for any period, shall be construed as a limitation on the right of MII or MVWC or any Retained Subsidiary or MVWC Subsidiary to amend such Plan or terminate its participation therein which MII or MVWC or any Retained Subsidiary or MVWC Subsidiary would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee under a Plan which such person would not otherwise have under the terms of the Plan itself.

Section 2.14 Reimbursement. MII and MVWC acknowledge that MII and the Retained Subsidiaries, on the one hand, and MVWC and the MVWC Subsidiaries, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Accordingly, MII (and any Retained Subsidiary responsible therefor) and MVWC (and any MVWC Subsidiary responsible therefor) shall reimburse each other, as soon as practicable, but in any event within thirty (30) days of receipt from the other party of appropriate verification, for all such costs and expenses.

Section 2.15 Payroll Reporting and Tax Withholding.

(a) Form W-2 Reporting. MVWC and MII hereby adopt the “alternate procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Section 5 of Revenue Procedure 96-60, 1996-53 I.R.B. 24 (December 30, 1996) (“Rev. Proc. 96-60”). Under this procedure, MVWC as the successor employer shall provide all required Forms W-2 to all MVWC Individuals reflecting all wages paid and taxes withheld by both MII as the predecessor and MVWC as the successor employer for the entire year during which the Distribution takes place. MII shall provide all required Forms W-2 to all Retained Individuals reflecting all wages and taxes paid and withheld by MII before, on and after the Effective Date.

In connection with the aforesaid agreement under Rev. Proc. 96-60, each business unit or business operation of MII shall be assigned to either MII or MVWC, depending upon whether it is a MII Retained Business or a MVWC Business, and each Retained Individual or MVWC Individual associated with such business unit or business operation shall be assigned for payroll reporting purposes to MII or MVWC, as the case may be.

(b) Garnishments. Tax Levies, Child Support Orders, and Wage Assignments. With respect to Employees with garnishments, tax levies, child support orders, and wage assignments in effect with MII as of November 4, 2011, MVWC as the successor employer with respect to each such Employee who is a MVWC Individual shall honor such payroll deduction authorizations and will continue -to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with MII. MII will provide to MVWC a list of MVWC Individuals who have garnishments, tax levies, child support orders and wage assignments in effect as of November 4, 2011.

(c) Authorizations for Payroll Deductions. Unless otherwise prohibited by this or another agreement entered into in connection with the Distribution, or by a Plan document or by law, with respect to Employees with authorizations for payroll deductions and direct deposits in effect with MII as of November 4, 2011, MVWC as the successor employer will honor such payroll deduction authorizations relating to each MVWC Individual, and shall not require that such MVWC Individual submit a new authorization to the extent that the type of deduction by MVWC does not differ from that made by MII. Such deduction types include, without limitation, contributions to any Plan, U.S. Savings Bonds, and United Giver’s Fund; scheduled loan repayments to an employee credit union; and direct deposit of payroll, union dues, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions.

ARTICLE III

LABOR AND EMPLOYMENT MATTERS

Notwithstanding any other provision of this Agreement or any other Agreement between MVWC and MII to the contrary, MVWC and MII understand and agree that:

Section 3.01 Separate Employers. On and after the Effective Date and the separation of Employees into their respective companies, MVWC and MII will be separate and independent employers.

Section 3.02 Employment Policies and Practices. Subject to the provisions of ERISA and Sections 2.01(c) and (d), MVWC and MII may adopt, continue, modify or terminate such employment policies, compensation practices, retirement plans, welfare benefit plans, and other employee benefit plans of any kind or description, as each may determine, in its sole discretion, are necessary and appropriate, with respect to its Employees.

Section 3.03 Collective Bargaining Agreements.

(a) With regard to Employees of MII and its Subsidiaries covered by a Collective Bargaining Agreement on the Cut-off Date who become MVWC Employees or Retained Employees, MVWC and MII promise and covenant to each other not to take any action which disrupts or otherwise negatively impacts the labor relations of the other.

(b) Effective as of the Effective Date, MVWC or a MVWC Subsidiary shall retain or assume each Collective Bargaining Agreement covering MVWC Employees, including any obligations thereunder requiring contributions to any multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plan”), and MII shall have no further liability thereunder. Effective as of the Effective Date, MII or a Retained Subsidiary shall retain or assume each Collective Bargaining Agreement covering Retained Employees, including any obligations thereunder requiring contributions to any Multiemployer Plan. MVWC shall be solely responsible for any withdrawal liability arising in connection with any Multiemployer Plan in which MVWC Individuals participate, and MII shall have no liability with respect thereto. MII shall be solely responsible for any withdrawal liability arising with respect to any Multiemployer Plan in which Retained Individuals participate, and MVWC shall have no liability with respect thereto.

Section 3.04 Employment Claims.

(a) MVWC will be solely responsible for any uninsured Employment Claims arising with respect to MVWC Individuals on, before or after the Effective Date. MII will be solely liable for any Employment Claims arising with respect to Retained Individuals on, before or after the Effective Date as well as any insured Employment Claims arising with respect to MVWC Individuals on or before the Effective Date.

(b) MVWC and MII acknowledge that avoiding or successfully defending against claims by third parties against either MVWC or MII in any way relating to the employment of any individual by MII before the Distribution, or relating to the employment of any individual by MVWC in connection with its continuing operation of the MVWC Business (“Legal Claims”) is essential for the protection of the common legal and financial interests of the Parties; therefore, MVWC and MII intend that upon and after the Effective Date they and their legal counsel shall cooperate fully on the subject of their common legal and financial interests and act in a coordinated fashion in the defense of those interests in the event of a potential or actual Legal Claim. MVWC and MII intend that this Agreement shall apply to all potential or actual Legal Claims, both currently pending and as may arise in the future.

(c) MVWC and MII agree that attorney-client privilege, the work product doctrine and all other evidentiary privileges and non-disclosure doctrines shall apply to the fullest extent permitted by law to any communication of privileged information among counsel for the parties, or between counsel for either party and the other party. In entering into and complying with this Agreement the parties do not intend to waive any such privilege or doctrine.

Section 3.05 Intercompany Service Charge. Professional, managerial, administrative, clerical, consulting, and support or production services provided to one party by personnel of the other party, upon the request of the first party or when such services are otherwise required by this Agreement between MVWC and MII, shall be charged to the party receiving such services on commercially reasonable terms to be negotiated (or in accordance with the provisions of any applicable agreement between the parties).

Section 3.06 WARN Claims. Before and after the Effective Date, each party shall comply in all material respects with the Worker Adjustment and Retraining Notification Act and similar state laws (“WARN”). MII and the Retained Subsidiaries shall be responsible for WARN claims relating to Retained Individuals or to Employees who prior to the Effective Date were employed in a MII Retained Business; MVWC and the MVWC Subsidiaries shall be responsible for WARN Claims relating to MVWC Individuals or to Employees who prior to the Effective Date were employed in a MVWC Business. Each party shall indemnify, defend and hold harmless the other in connection with WARN claims for which the indemnitor is responsible and which are brought against the indemnitee.

Section 3.07 Employees on Leave of Absence. After the Effective Date, MVWC shall assume responsibility, if any, as employer for all Employees returning from an approved leave of absence who prior to the Effective Date were employed in a MVWC Business. After the Effective Date, MII shall assume responsibility, if any, as employer for all Employees returning from an approved leave of absence who prior to the Effective Date were employed in a MII Retained Business.

Section 3.08 Third Party Beneficiary Rights. Except as provided below, neither this Agreement nor any other intercompany agreement between MVWC and MII is intended to nor does it create any third party contractual or other common law rights. No person shall be deemed a third-party beneficiary of the agreements between MVWC and MII.

Section 3.09 Attorney-Client Privilege. The provisions herein requiring either party to this Agreement to cooperate shall not be deemed to be a waiver of the attorney-client privilege for either party nor shall it require either party to waive its attorney/client privilege.

ARTICLE IV

DEFAULT

Section 4.01 Default. If either party materially defaults hereunder, the non-defaulting party shall be entitled to all remedies provided by law or equity (including reasonable attorneys’ fees and costs of suit incurred).

Section 4.02 Force Majeure. MVWC and MII shall incur no liability to each other due to a default under the terms and conditions of this Agreement resulting from fire, flood, war, strike, lock-out, work stoppage or slow-down, labor disturbances, power failure, major equipment breakdowns, construction delays, accident, riots, acts of God, acts of United States’ enemies, laws, orders or at the insistence or result of any governmental authority or any other delay beyond each other’s reasonable control.

ARTICLE V

MISCELLANEOUS

Section 5.01 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

Section 5.02 Access, to Information: Cooperation. MII and MVWC, their respective Subsidiaries and their authorized agents will be given reasonable and timely access to and may take copies of all information relating to the subjects of this Agreement (to the extent permitted by federal and state confidentiality laws) in the custody of the other party, including any agent, contractor, subcontractor, agent or any other person or entity under the contract of such party. The parties will provide one another with such information within the scope of this Agreement as is reasonably necessary to administer each party’s Plans. The parties will cooperate with each other to minimize the disruption caused by any such access and providing of information.

Section 5.03 Assignment. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Notwithstanding the preceding sentence, prior to the consummation of the transactions contemplated by the Distribution Agreement, MVWC) may assign its rights and obligations hereunder to any wholly-owned U.S. Subsidiary of MII other than a Retained Subsidiary, which wholly owned Subsidiary shall, following the Distribution, own all of the assets of MII and its Subsidiaries (including shares of capital stock of Subsidiaries and any other ownership interests in any Person) other than the MII Retained Business. In the event of such an assignment and assumption, the assignor shall be released from all of its obligations under this Agreement and the assignee shall become MVWC for all purposes under this Agreement and the Transaction Agreements.

Section 5.04 Headings. The headings used in this Agreement are inserted only for the purpose of convenience and reference, and in no way define or limit the scope or intent of any provision or part hereof.

Section 5.05 Severability of Provisions. Neither MII nor MVWC intend to violate statutory or common law by executing this Agreement. If any section, sentence, paragraph, clause or combination of provisions in this Agreement is in violation of any law, such sections, sentences, paragraphs, clauses or combinations shall be inoperative and the remainder of this Agreement shall remain in full force and effect and shall be binding upon the parties.

Section 5.06 Notices. All notices, consents, approvals and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the named representatives of the parties at the following addresses (or at such other address for a party as shall be specified by like notice; except that notices of changes of address shall be effective upon receipt):

(a)	if to MII

MARRIOTT INTERNATIONAL, INC.

10400 Fernwood Road

Bethesda, Maryland 20817

Attention: GENERAL COUNSEL

Facsimile: 301-380-6727

(b)	if to MARRIOTT VACATIONS WORLDWIDE CORPORATION

6649 Westwood Boulevard, 3rd Floor

Orlando, Florida 32821

Attention: GENERAL COUNSEL

Facsimile: 407-206-6420

with a copy to:

6649 Westwood Boulevard, 1st Floor

Orlando, Florida 32821

Attention: VP, Global Compensation & Benefits

Facsimile: 407-206-6039

Section 5.07 Further Action. MVWC and MII each shall cooperate in good faith and take such steps and execute such papers as may be reasonably requested by the other party to implement the terms and provisions of this Agreement.

Section 5.08 Waiver. MVWC and MII each agree that the waiver of any default under any term or condition of this Agreement shall not constitute a waiver of any subsequent default or nullify the effectiveness of that term or condition.

Section 5.09 Governing Law. All controversies and disputes arising out of or under this Agreement shall be determined pursuant to the laws of the State of New York, regardless of the laws that might be applied under applicable principles of conflicts of laws.

Section 5.10 Consent to Jurisdiction: Waiver of Jury Trial. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this agreement shall be instituted in any state or federal court sitting in New York City, Borough of Manhattan (and each party agrees not to commence any legal action or proceeding except in such courts), and each party irrevocably submits to the jurisdiction of such courts in any such action or proceeding. Each party irrevocably consents to service of process in any such action or proceeding upon it by mail at its address set forth in Section 5.06 of this Agreement. The foregoing provisions shall not limit the right of any party to bring any such action or proceeding or to obtain execution on any judgment rendered in any such action or proceeding in any other appropriate jurisdiction or in any other manner. EACH PARTY HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

Section 5.11 Entire Agreement. This Agreement and the Transaction Agreements constitute the entire understanding between the parties hereto, and supersede all prior written or oral communications, relating to the subject matter covered by said agreements. No amendment, modification, extension or failure to enforce any condition of this Agreement by either party shall be deemed a waiver of any of its rights herein. This Agreement shall not be amended except by a writing executed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on November 17, 2011, effective as of November 5, 2011.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Kevin M. Kimball
[Name] Kevin M. Kimball
[Title] Vice President

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Ralph Lee Cunningham
[Name] Ralph Lee Cunningham
[Title] Executive Vice President